EXHIBIT 5.1

Sierchio & Company, LLP
430 Park Avenue
Suite 702
New York, New York 10022
Telephone (212) 246-3030
Facsimile (212) 246-3039

January 3, 2013

Board of Directors
New Energy Technologies, Inc.
9192 Red Branch Road, Suite 110
Columbia, Maryland 21045

Re:           Registration Statement on Form S-1 (File No. 333-182253) (the “Registration Statement”)

Gentlemen:

We have acted as counsel to New Energy Technologies, Inc., a Nevada corporation (the “Company”) in connection with Registration Statement offering up to a maximum of 1,875,000 units of its securities (the “Units”), with each Unit consisting of one share of the Company’s common stock, $0.001 par value per share (the “Unit Shares”) and one-half Series H Stock Purchase Warrant (the “Series H Warrants”). Each full Series H Warrant entitles the holder to purchase one additional share of the Company’s common stock for a period of three years from the date of issuance, with no fractional shares being sold (the “Warrant Shares” and, collectively with the Unit Shares, the “Shares”), all on the terms and conditions set forth in the Series H Warrants.

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For the purposes of rendering this opinion, we have examined originals or certified photostatic copies of such other corporate records, agreements, instruments and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

As to questions of fact relevant to the opinions expressed herein, we have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based on the foregoing, and subject to applicable federal and state securities laws, when (i) the Registration Statement and any required post-effective amendment thereto have been declared effective by the United States Securities and Exchange Commission; (ii) for certificated Shares, the Shares have been duly executed by the Company, duly countersigned by an authorized signatory of the registrar for the Shares, and duly delivered to the purchasers thereof; and (iii) the Series H Warrants have been duly executed by the Company and duly delivered to the purchasers thereof, it is our opinion that:

(A)           the issuance and sale of the Shares will have been duly authorized;
(B)           the Shares will be validly issued, fully paid and non-assessable; and
(C)           the Series H Warrants, if and when paid for in accordance with the terms of the Registration Statement, will be valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors in general and the general principles of equity.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws set forth in Chapter 78 of the Nevada Revised Statutes, applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws and, as to the Series H Warrants constituting legal obligations of the Company, solely with respect to the laws of the State of Nevada. We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

We consent to the filing of this legal opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the headings “Legal Matters” in the prospectus that forms a part of the Registration Statement and “Legal Matters” in any prospectus supplement that will form a part of the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder. This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose. This opinion supersedes and replaces all prior opinions regarding the subject matter hereof.

Very truly yours,

/s/ Sierchio & Company, LLP
Sierchio & Company, LLP